FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

•Earnings of $2.48 Per Share
•Home Sale Revenues of $3.8 Billion Driven by Closings of 6,997 Homes
•Home Sale Gross Margin of 25.0%
•Net New Orders Increased 6% Over Prior Year to 7,536 Homes
•Order Value Increased 5% to $4.1 Billion
•Unit Backlog Increased 2% to 10,966 Homes with a Value of $6.8 Billion
•Company Repurchased $373 Million of Common Shares in the Period

ATLANTA - July 22, 2026 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2026. For the quarter, the Company reported net income of $472 million, or $2.48 per share. In the prior year period, the Company reported net income of $608 million, or $3.03 per share.

“We continue to capture benefits from our return-focused operating model and business platform that is well diversified across markets and buyer groups,” said Ryan Marshall, President and CEO of PulteGroup. “The resulting benefits helped PulteGroup generate earnings of $2.48 per share in the quarter, while realizing a 6% increase in net new orders and generating a sequential increase in gross margin of 60 basis points.”

“Overall, market conditions remain highly competitive as macroeconomic uncertainty, volatile interest rates and strained affordability weigh on housing demand, but there are early signs that conditions may be stabilizing in select geographies around the country. Within this operating environment, we continue to execute focused, tactical adjustments as we work to balance price and pace within each community in support of delivering high returns across the enterprise.”

Second quarter home sale revenues decreased 11% from the prior year to $3.8 billion. Lower revenues for the period reflect an 8% decrease in closing volumes to 6,997 homes, in combination with a 3% decrease in average sales price to $544,000.

For its second quarter, PulteGroup reported home sale gross margin of 25.0%, a sequential increase of 60 basis points from the first quarter of 2026, which is down from 27.0% last year. Second quarter SG&A expense for the Company was $383 million, or 10.1% of home sale revenues. Prior year SG&A expense was $390 million, or 9.1% of home sale revenues.

Net new orders for the second quarter increased 6% to 7,536 homes, as higher community count helped to drive an increase in orders across all buyer groups. The dollar value of net new orders in the period was $4.1 billion, which is an increase of 5% over the prior year quarter. Community count for the second quarter averaged 1,074, which is an increase of 8% over the second quarter of 2025.

The Company ended the second quarter with a backlog of 10,966 homes, which is an increase of 2% over the second quarter of last year. Backlog value for the second quarter decreased 1% over last year to $6.8 billion.

The Company's financial services operations reported second quarter pre-tax income of $37 million, compared with prior year pre-tax income of $43 million. Mortgage capture rate was 85% for the second quarter in both the current and prior year periods.

The Company ended the quarter with $1.4 billion in cash and a debt-to-capital ratio of 12.3%.

In the second quarter, the Company repurchased 3.1 million of its outstanding common shares for $373 million, or an average price of $119.42 per share. Through the first six months of 2026, the Company has repurchased 5.5 million shares, or 3% of its common shares, for $681 million.

A conference call discussing PulteGroup's second quarter 2026 results is scheduled for Wednesday, July 22, 2026, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry conditions or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; supply shortages and the cost of labor and building materials; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; disruptions associated with epidemics, pandemics or other serious public health threats (as well as fear of such events), and the measures taken to address it; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; and jwhomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Homebuilding
Home sale revenues	$3,807,097	$4,267,975	$7,114,607	$8,017,244
Land sale and other revenues	78,921	34,622	108,235	87,176
	3,886,018	4,302,597	7,222,842	8,104,420
Financial Services	96,939	101,158	168,687	191,986
Total revenues	3,982,957	4,403,755	7,391,529	8,296,406

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,856,634)	(3,115,450)	(5,356,788)	(5,834,564)
Land sale and other cost of revenues	(68,129)	(30,488)	(95,276)	(81,443)
	(2,924,763)	(3,145,938)	(5,452,064)	(5,916,007)

Financial Services expenses	(60,673)	(59,611)	(119,839)	(114,581)
Selling, general, and administrative expenses	(382,965)	(390,453)	(763,298)	(783,790)
Equity income from unconsolidated entities, net	3,962	409	4,841	911
Other income (expense), net	3,921	(1,006)	10,666	5,355
Income before income taxes	622,439	807,156	1,071,835	1,488,294
Income tax expense	(150,436)	(198,673)	(252,837)	(357,012)
Net income	$472,003	$608,483	$818,998	$1,131,282

Per share:
Basic earnings	$2.49	$3.05	$4.29	$5.64
Diluted earnings	$2.48	$3.03	$4.27	$5.60
Cash dividends declared	$0.26	$0.22	$0.52	$0.44

Number of shares used in calculation:
Basic	189,388	199,243	190,734	200,645
Effect of dilutive securities	1,195	1,438	1,256	1,520
Diluted	190,583	200,681	191,990	202,165

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	June 30, 2026	December 31, 2025

ASSETS

Cash and equivalents	$1,335,709	$1,980,869
Restricted cash	41,633	27,907
Total cash, cash equivalents, and restricted cash	1,377,342	2,008,776
House and land inventory	13,715,417	12,925,413
Residential mortgage loans available-for-sale	549,713	613,665
Investments in unconsolidated entities	202,796	167,342
Other assets	2,307,328	2,217,483
Goodwill	40,377	40,377
Other intangible assets	23,385	26,210
Deferred tax assets	46,832	49,157
	$18,263,190	$18,048,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$717,891	$724,885
Customer deposits	512,255	387,837
Deferred tax liabilities	459,586	448,493
Accrued and other liabilities	1,261,546	1,338,330
Financial Services debt	477,904	532,338
Notes payable	1,820,277	1,631,098
	5,249,459	5,062,981
Shareholders' equity	13,013,731	12,985,442
	$18,263,190	$18,048,423

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Cash flows from operating activities:
Net income	$818,998	$1,131,282
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	13,402	19,798
Land-related charges	27,561	42,184
Loss on debt retirement	2,637	—
Depreciation and amortization	49,935	49,714
Equity income from unconsolidated entities, net	(4,841)	(911)
Distributions of income from unconsolidated entities	4,758	3,060
Share-based compensation expense	34,207	30,973
Other, net	569	(380)
Increase (decrease) in cash due to:
Inventories	(807,305)	(533,041)
Residential mortgage loans available-for-sale	63,933	47,986
Other assets	(94,825)	(175,258)
Accounts payable, accrued and other liabilities	67,773	(193,674)
Net cash provided by operating activities	176,802	421,733
Cash flows from investing activities:
Capital expenditures	(55,297)	(64,138)
Investments in unconsolidated entities	(40,875)	(7,954)
Distributions of capital from unconsolidated entities	5,508	39,419
Other investing activities, net	2,905	(6,509)
Net cash used in investing activities	(87,759)	(39,182)
Cash flows from financing activities:
Proceeds from debt issuance	794,784	—
Repayments of notes payable	(600,681)	(9,163)
Financial Services borrowings (repayments), net	(54,434)	(28,549)
Debt issuance costs	(22,759)	—
Proceeds from liabilities related to consolidated inventory not owned	18,303	16,633
Payments related to consolidated inventory not owned	(23,155)	(22,438)
Share repurchases	(681,167)	(600,000)
Excise tax on share repurchases	(11,482)	(11,550)
Cash paid for shares withheld for taxes	(38,062)	(23,761)
Dividends paid	(101,824)	(90,077)
Net cash used in financing activities	(720,477)	(768,905)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(631,434)	(386,354)
Cash, cash equivalents, and restricted cash at beginning of period	2,008,776	1,653,680
Cash, cash equivalents, and restricted cash at end of period	$1,377,342	$1,267,326

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$5,879	$8,088
Income taxes paid (refunded), net	$270,253	$392,286

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
HOMEBUILDING:
Home sale revenues	$3,807,097	$4,267,975	$7,114,607	$8,017,244
Land sale and other revenues	78,921	34,622	108,235	87,176
Total Homebuilding revenues	3,886,018	4,302,597	7,222,842	8,104,420

Home sale cost of revenues	(2,856,634)	(3,115,450)	(5,356,788)	(5,834,564)
Land sale and other cost of revenues	(68,129)	(30,488)	(95,276)	(81,443)
Selling, general, and administrative expenses	(382,965)	(390,453)	(763,298)	(783,790)
Equity income (loss) from unconsolidated entities, net	2,852	(841)	3,731	(339)
Other income (expense), net	3,921	(1,006)	10,666	5,355
Income before income taxes	$585,063	$764,359	$1,021,877	$1,409,639

FINANCIAL SERVICES:
Income before income taxes	$37,376	$42,797	$49,958	$78,655

CONSOLIDATED:
Income before income taxes	$622,439	$807,156	$1,071,835	$1,488,294

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Home sale revenues	$3,807,097	$4,267,975	$7,114,607	$8,017,244

Closings - units
Northeast	331	451	592	790
Southeast	1,370	1,402	2,598	2,595
Florida	1,875	1,882	3,564	3,532
Midwest	1,173	1,272	2,150	2,362
Texas	1,121	1,218	1,987	2,257
West	1,127	1,414	2,208	2,686
	6,997	7,639	13,099	14,222
Average selling price	$544	$559	$543	$564

Net new orders - units
Northeast	399	384	840	788
Southeast	1,442	1,405	2,865	2,761
Florida	2,115	1,773	4,321	3,642
Midwest	1,409	1,272	2,694	2,660
Texas	1,053	1,042	2,311	2,329
West	1,118	1,207	2,539	2,668
	7,536	7,083	15,570	14,848
Net new orders - dollars	$4,084,351	$3,887,938	$8,649,377	$8,365,765

Unit backlog
Northeast			755	613
Southeast			2,018	2,078
Florida			3,178	2,905
Midwest			2,149	2,100
Texas			1,115	1,020
West			1,751	2,063
			10,966	10,779
Dollars in backlog			$6,804,881	$6,843,239

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
MORTGAGE ORIGINATIONS:
Origination volume	4,629	4,984	8,618	9,255
Origination principal	$1,976,303	$2,164,755	$3,679,319	$4,030,773
Capture rate	85.2%	84.8%	85.0%	85.5%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Interest in inventory, beginning of period	$125,265	$139,541	$122,327	$139,960
Interest capitalized	28,489	26,129	56,324	52,221
Interest expensed	(28,455)	(29,046)	(53,352)	(55,557)
Interest in inventory, end of period	$125,299	$136,624	$125,299	$136,624

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	June 30, 2026	December 31, 2025
Notes payable	$1,820,277	$1,631,098
Shareholders' equity	13,013,731	12,985,442
Total capital	$14,834,008	$14,616,540
Debt-to-capital ratio	12.3%	11.2%

Notes payable	$1,820,277	$1,631,098
Less: Total cash, cash equivalents, and restricted cash	(1,377,342)	(2,008,776)
Total net debt	$442,935	$(377,678)
Shareholders' equity	13,013,731	12,985,442
Total net capital	$13,456,666	$12,607,764
Net debt-to-capital ratio	3.3%	(3.0)%